12 ReTech Corporation Appoints Rotenberg Meril as Its PCAOB Certified Auditor.

Carson City, NV & Hong Kong, February 13, 2018 - 12 Retech Corporation (OTC: RETC) announced that it has appointed Rotenberg Meril Solomon Bertiger & Guttilla, P.C. (“RotenbergMeril”) as its PCAOB certified auditor. The first duties of RotenbergMeril will be to conduct the audit for the Company’s FY2017 year-end financial reports.

RotenbergMeril which is headquartered in Saddle Brook, New Jersey and has offices in midtown Manhattan, NYC, provides accounting services to a wide range of privately held and publicly listed firms. Their team of over 60 accounting professionals and support staff is well respected in the accounting industry and is well known in the New Jersey/New York business community.

Daniele Monteverde, the Company’s CFO commented, “In our search for a new PCAOB certified auditor, we were particularly impressed with RotenbergMeril’s depth of experience with clients who are in the ‘growth through acquisition’ mode. Their depth of experience and their membership in the BDO Alliance U.S.A. gives them the resources they need to deal with a Company such as ours who is currently operating in three continents.”

Daniele Monteverde continued, “RotenbergMeril also has a number of clients who operate in the consumer retail/apparel industry. In addition, they have a number of mid-cap publicly listed clients, which means that they are comfortable with the size of organization that 12 ReTech strives to become.”

Angelo Ponzetta, the Company’s CEO said, “This is another step in the positive direction for our Company as we continue to execute our growth strategy. In addition, their appointment allows us to get a step closer to an OTCQB uplisting and perhaps even beyond as they are currently serving several mid-cap NASDAQ clients.”

Neal Rotenberg, Managing Partner of RotenbergMeril commented, “We are pleased to be appointed as the PCAOB certified auditor for 12 Retech, we believe that we are well equipped to provide the audit services that they require now and in the future as their growth strategy is executed. We look forward to a long-standing relationship with 12 ReTech and its management team.”

Richard Berman, 12 ReTech Advisory Board Member, stated “As an experienced audit committee member for other NASDAQ firms, I was particularly impressed with the depth of talent at RotenbergMeril, and believe that they could provide services to the Company well into the future for our own acquisitive growth plans.”

About RotenbergMeril:

RotenbergMeril (www.rmsbg.com) is a certified public accounting firm providing audit, accounting, tax and valuation services, as well as financial outsourcing and consulting services to privately held and publicly traded companies. For more than 30 years, RotenbergMeril has provided quality service through the active involvement of experienced and committed professionals. The firm has offices in New York City and Northern New Jersey, and is ranked as one of the top accounting firms based in the NJ/NY Metropolitan Area. The firm is an independent member of the BDO Alliance USA, which gives the firm access to the skills and resources of BDO International Limited, the fifth largest accounting and consulting network in the world. The BDO Alliance enhances our ability to serve clients as they expand regionally, nationally and globally. The firm is registered with the Public Company Accounting Oversight Board (United States), the Canadian Public Accountability Board, and is a member of the American Institute of Certified Public Accountants’ Center for Audit Quality.

About 12 ReTech Corporation:

12 ReTech Corporation (OTC: RETC) Leading the Profitable Convergence of Traditional and Online Retail Commerce Through Technology — The Omni-Channel Solution.

We are a publicly listed holding company whose operating subsidiaries develop, improve, acquire and/or license technologies designed to bridge the convergence between real world “Brick and Mortar” stores with effective Online retailing, creating a new, fun and exciting way of transacting Commerce. For Retailers, our products bring more Consumers into physical and/or online stores, encouraging them to purchase more by improving their overall shopping experiences while lowering both the Retailer’s costs of customer acquisition and the costs of employee training. This is Empowered Shopping. We enhance shareholder value by acquiring Micro-Brands that can greatly increase revenue and earnings by applying and using our proprietary technologies. These Micro-Brands give us access to sell our technologies to Major Retailers around the globe. We are the Omni-Channel Solution: throughout history 12 is a “symbolic number” and ReTech stands for “Retail Technology”. Our subsidiaries 12 Japan Limited and 12 Europe, A.G. operate under the guidance of our main technology subsidiary 12 Hong Kong Limited. Our Micro-Brands operate under the leadership of our U.S. based subsidiary 12 Retail Corporation. For more information about our products, technologies and/or Micro-Brands visit our website at: www.12ReTech.com.

12 ReTech Corporation is publicly listed in the United States on the OTC Markets under the symbol: RETC.

Safe Harbor: This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to successfully implement its turnaround strategy, changes in costs of raw materials, labor, and employee benefits, as well as general market conditions, competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the objectives and plans of the Company will be achieved. In assessing forward-looking statements included herein, readers are urged to carefully read those statements. When used in the Annual Report on Form 10-K, the words “estimate,” “anticipate,” “expect,” “believe,” and similar expressions are intended to be forward-looking statements.

Investor Relations

Tom Nelson

Ten Associates, LLC

Tenassociates33@gmail.com

480-326-8577 (USA)

investors@12ReTech.com

Chuck Harbey

PCG Advisory Group

charbey@pcgadvisory.com

646-863-7997 (USA)

investors@12ReTech.com